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                                                                      Exhibit 11

                   SCIENTIFIC-ATLANTA, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)





                                             Three Months Ended March 31, 2000                 Three Months Ended April 2, 1999
                                       -------------------------------------------       -------------------------------------------

                                            Net                        Per Share              Net                        Per Share
                                          Earnings        Shares         Amount             Earnings       Shares          Amount
                                       --------------     ------     -------------       -------------  -------------   ------------
Basic earnings per common share:
 Net earnings                                 $38,109       158,627          $0.24             $20,814        151,718          $0.13
Diluted earnings per common share:
 Net earnings                                 $38,109       166,615           0.23             $20,814        156,452           0.13
                                              -------       -------          -----             -------        -------          -----
Effect of dilutive stock options              $     -         7,988          $0.01             $     -          4,737          $   -
                                              =======       =======          =====             =======         ======          =====


                                             Nine Months Ended March 31, 2000                 Nine Months Ended April 2, 1999
                                       -------------------------------------------      --------------------------------------------
                                            Net                        Per Share              Net                          Per Share
                                          Earnings        Shares        Amount             Earnings        Shares           Amount
                                       --------------  ------------  -------------      -------------   -------------    -----------
Basic earnings per common share:
 Net earnings                                 $96,735       157,288          $0.61             $54,996        153,566          $0.35
Diluted earnings per common share:
 Net earnings                                 $96,735       163,853           0.59             $54,996        156,604           0.35
                                              -------       -------          -----             -------        -------          -----
Effect of dilutive stock options              $     -         6,565          $0.02             $     -          3,038          $   -
                                              =======       =======          =====             =======        =======          =====


The following information pertains to options to purchase shares of common stock which were not included in the computation of Diluted Earnings per Common Share because the option's exercise price was greater than the average market price of the common shares:

                                   March 31, 2000  April 2, 1999
                                   --------------  -------------
Number of options outstanding               4,107             64
Weighted average exercise price           $51.792        $8.0125
